March __, 1998
                         SPECIAL MEETING OF STOCKHOLDERS
                  OF CORTECH, INC. ("Cortech" or "the Company")

            ASSET VALUE FUND LIMITED PARTNERSHIP ("Asset Value (1)")
                        (a Delaware limited partnership)


     This Proxy Statement and the enclosed white proxy card are being sent by Asset Value on or about March *, 1998 in connection with its solicitation of proxies at the Special Meeting being held by Cortech at ****Denver time, April __, 1998 at ***************** ( the "Meeting"). At the Meeting, Cortech proposes
(1) to merge with BioStar, Inc. ("BioStar"), a company located in Boulder, Colorado, which is losing money and has an accumulated deficit of more than ($25,000,000) (the "Merger") and (2) to reverse split Cortech's outstanding shares of common stock ("Cortech Shares") * for * (the "Reverse Stock Split").

     Asset Value, Cortech's largest stockholder, opposes the Merger but is in favor of the Reverse Stock Split. Also at the Meeting, Asset Value proposes that Cortech's By-laws be amended to eliminate the poison pill now in effect and to prevent the establishment of another poison pill absent approval by a majority of Cortech Shares.

     In reliance upon Rule 14a-5(c) of the Securities and Exchange Act of 1934(2), reference is made to the proxy statement dated March *, 1998 which is being sent to you by the Company for a full description of management's proposals, as well as information with respect to the number of shares eligible to vote at the Meeting, the quorum, the record date, the securities ownership of the Company, information about the Company's officers and directors, including compensation and the same information about BioStar and its officers and directors.


----------------
     (1) Asset Value is a Delaware limited partnership which is wholly-owned by Kent Financial Services, Inc., a Delaware corporation ("Kent") the shares of which are publicly traded on NASDAQ under the symbol KENT. Additional information about Asset Value and its management and about Kent and the names of its officers, directors and controlling stockholders and their ownership interests is presented on Schedule 1 of this Proxy Statement.

     (2) Rule 14a-5(c) provides that "any information contained in any other proxy soliciting material which has been furnished to each person solicited in connection with the same meeting or subject matter may be omitted from the proxy statement, if a clear reference is made to the particular document containing such information."

                  PLEASE READ THE FOLLOWING MATERIAL AS WELL AS
                  ---------------------------------------------
                     MANAGEMENT'S PROXY STATEMENT WITH CARE.
                     ---------------------------------------


                                   PROPOSAL 1

                            OPPOSITION TO THE MERGER


     In this Proxy Statement we propose that Cortech's Merger with BioStar be rejected because in our view:

         (1) the terms of the Merger do not maximize Cortech's value and in fact the terms are unfair to Cortech's public stockholders and

         (2) the Board misstates that liquidation is the only alternative to the Merger when in fact, if the poison pill were not in place, we believe that Cortech would have had and could still have numerous suitors better able to use Cortech's cash and tax operating loss carryforwards ("NOLs").

     To encourage potential suitors besides BioStar, Asset Value is also proposing that Cortech's By-laws be amended to remove the poison pill (See Proposal 2 - Removal of the Poison Pill). If the poison pill is eliminated, Asset Value or any other investor could buy up to 100% of Cortech Shares and could then effect a change in control of Cortech. Asset Value has declared its current intention to seek the election of its nominees to Cortech's Board at the upcoming annual meeting.

     A majority of Cortech Shares voting at the Meeting is required to reject the Merger or to amend the By-laws to eliminate the poison pill. (See Required Vote and Manner of Voting). Asset Value is also favoring management's proposal to amend the Certificate of Incorporation to effect the Reverse Stock Split which will require the favorable vote of a majority of outstanding Cortech Shares.


           Mirror, Mirror on the Wall, Who's the Fairest of Them All?
           ----------------------------------------------------------

     Kenneth Lynn, CEO of Cortech, and his hand-picked Board would have us believe that once they determined in April 1997 that Cortech could not succeed as a stand-alone entity, they scoured the land for a merger partner and the only prospective suitor was BioStar, a company which lost almost ($2,000,000) in fiscal 1997 and by the end of 1997 had a negative net worth of ($5,600,000). BioStar is so poor that without Cortech or another cash source it has only six months to live. On December 31, 1997, BioStar had cash of $1,281 and had negative working capital of ($3,100,000). According to Cowen & Company ("Cowen"), Cortech's financial advisor. BioStar's earning prospects are so scant that one of Cortech's principal assets, approximately $77.2 million in NOLs, are of little value to BioStar which has its own significant NOLs. Because of this, we believe that Cortech's NOLs were not a significant factor in determining the two companies' relative valuation, which we think worked to the detriment of Cortech and to the benefit of BioStar. The result, in our view, is a Merger that does not maximize Cortech's stockholder value. So what is it about BioStar that impressed Mr. Lynn sufficiently to merge it with Cortech when, in our view, the Cortech stockholders do not gain from the Merger?

                                     WARNING

     In our opinion, several individuals and entities, other then Cortech stockholders reap the benefits of the merger. We believe that Mr. Lynn stands to benefit from the Merger because it triggers his golden parachute ($1,300,000 for him and his management team) and enables him (and other Board members and executive officers) to exercise 623,535 options. Cortech's regular attorneys, Cooley Goodward LLP ("Cooley"), stand to gain, in our view, because they are representing BioStar in the Merger and will remain counsel to the combined entity. Cowen, Cortech's purportedly independent advisor, will benefit because its fee of $250,000 soars to $400,000, an increase of 60%, only if the Merger is consummated. BioStar's management receives additional compensation and options in connection with the Merger and BioStar's Board receives favorable treatment in the vesting and exercise of its options. In fact, it seems to Asset Value, that every participant will profit from the Merger except the public stockholders of Cortech, who will suffer a dilution in book value per Cortech share of 64% (from an historical $.83 to a pro forma $.30) while BioStar stockholders will enjoy an improvement in book value from an historical negative ($2.86) to a positive $.17 per share.

     We have read carefully the Joint Proxy Statement/Prospectus provided by Cortech and BioStar, including Cowen's so called fairness opinion. We ask the Cortech Board:

           "PLEASE DISCLOSE WHAT YOU SEE IN THE HISTORY AND FINANCIAL
       STATEMENTS OF BIOSTAR THAT CHANGES IT FROM WHAT IS (IN OUR VIEW) AN
                      UGLY DUCKLING INTO A BEAUTIFUL SWAN"


                       BIOSTAR: RISING STAR OR BLACK HOLE
                       ----------------------------------

     It is not that we object to the Merger because we think that Cortech has been a glittering star. On the contrary, Cortech's management, in our opinion, exercised poor judgment in not aggressively downsizing to preserve cash as the failure to commercialize Cortech's technology became evident. But look at what we see as the dark side of BioStar (and this list does not purport by any means to be complete):

     . BioStar lost almost ($2 million) in fiscal 1997, has never had earnings in any year and projects no earnings for the immediate future.

     . BioStar has an accumulated deficit of over ($25 million) and a negative net worth of more than ($5.6 million).

     . BioStar has short and long term debt totaling over $9.4 million.

     . BioStar's cash flow has been almost totally dependent on third party funding, and even with Cortech's cash, BioStar has no more than two years to live without additional funding.

                                RUSH TO JUDGMENT

     The Cortech Board states that after spending most of 1997 evaluating the merits of potential strategic transactions, the Board concluded that BioStar is the best Cortech can do and that Cortech's only alternative to BioStar is liquidation. In reality, we believe that the Board has no basis for its conclusion that Cortech is such a wallflower. In our opinion, the Board never took even one step that could have seriously exposed Cortech to the marketplace. It did not eliminate the poison pill; it did not engage an investment banker; and it did not advertise that Cortech was up for bid. Here are other facts which, in our view, make the Board's contentions not credible:

     1. Cortech's management failed to elect Asset Value's representative to the Board so that he could participate in the process of ferreting other possible deals, even though Lynn conceded that he knew that Asset Value's representative was a "shrewd investor."

     2. Cortech only engaged an investment banker after the terms of the Merger had been set.

     3. The Cortech Board did not request that Cowen solicit other parties who might be interested in a deal for Cortech, and actually discouraged Cowen from considering other potential suitors by making a significant portion of Cowen's fee dependent upon the success of this Merger.

     In evaluating the truthfulness of the purported reasons for the Board's support of the Merger, we ask that you consider these facts:

     . Cortech says that it was aggressively pursuing strategic alternatives during most of 1997. BioStar says that it had been seeking a deal since February of 1997. BioStar operates within miles of Cortech and both companies are represented by the same law firm. IT IS NOT CREDIBLE TO US THAT CORTECH WAS UNAWARE OF BIOSTAR UNTIL OCTOBER OF 1997.

     . What made the money losing BioStar suddenly appear attractive to Cortech, one of whose principal assets were significant NOLs? In our view the answer is simple and obvious. Paul Koether of Asset Value met with Lynn on October 22, 1997, and on October 23, 1997, Lynn was "introduced" to the CEO of BioStar by Cooley, their mutual regular counsel.


                           THE FOX IN THE CHICKEN COOP

     Lynn proceeded to negotiate the terms of the Merger without benefit of the presence of its special counsel, a non-management Board member or an investment banker, although he purportedly kept them informed. Meanwhile we believe that BioStar benefitted in the negotiations by the presence of its investment banker, Lehman Brothers, Inc., and its counsel, Cooley, which as we have already noted was the regular counsel of Cortech and presumably continued to be an attorney trusted by Lynn.

     In our view, given the benefits they will receive, none of the Cortech officers and directors are independent in this transaction; of all of them, however, we believe that the least independent and the most conflicted is Lynn, the very individual who was entrusted by the Board to negotiate the terms of the Merger.

                WOULD THE GODS GIVE US THE GIFT TO SEE OURSELVES
                ------------------------------------------------
                              AS OTHERS SEE US(3)
                              ------------------

     Lynn has described himself in this transaction as a "fiduciary". Far from it in our view. Prior to the Merger, Lynn owned Cortech Shares worth less than $2,000 in the marketplace. As a result of the Merger, Lynn and his management team will receive: (1) payments of $1,300,000; (2) payment of premiums for health benefits for eighteen months; and (3) the immediate vesting of 623,535 options. Mr. Lynn will also continue as a director of the successor corporation after the Merger.

     We believe that Mr. Lynn negotiated the terms of the Merger with apparent disregard for stockholders' interests much like, in our view, he has ignored the growing disparity over the past several years between his interests and the public stockholders' interests. The chart below reflects the difference between Mr. Lynn's increasing compensation between 1993 and 1997 and the concomitant decline of the market value of Cortech Shares.



                 GRAPH OF CORTECH'S HIGH STOCK PRICE AND LYNN'S
                                  COMPENSATION.

                                       1993        1994       1995       1996        1997
                                      ------      ------     ------     ------      ------
Cortech's High Stock Price            $18.25      $14.25     $3.65625    $3.8125    $2.03125
Lynn's Compensation                   $140,000    $181,744   $305,499    $330,006   $330,513





                              NOT A PRETTY PICTURE!

 ------------------
     (3) An anglicized version of a quotation from the poem "To a Louse" by Scottish poet Robert Burns.

     But the rejection of the Merger alone will not get Lynn out of the picture. That is why we are proposing amendments to Cortech's By-laws to eliminate the poison pill so that potential investors or strategic partners may be encouraged to purchase additional Cortech Shares and eventuate a change in control. Asset Value has stated and restates here that it has no potential merger partner in mind and will not merge Cortech with an Asset Value affiliate. Asset Value believes it stands to gain from any future acquisition or Merger involving Cortech only to the extent all stockholders benefit. We ask you to join us and


                             VOTE NO TO THE MERGER!

      If You Have Supported Management, Now Is the Time To Change Your Mind
      ---------------------------------------------------------------------

    Even if you have executed management's ***** proxy card, you can change your vote by signing, dating and returning the enclosed white proxy card in the postage paid envelope provided. Any proxy, including one we hold, can be revoked (see "Revocation of Proxies").


                                   PROPOSAL 2

                           REMOVAL OF THE POISON PILL

     Whatever the purported justification for establishing a poison pill in general, in this case we believe it has served only to prevent competition for the control of Cortech. Once the Board determined to transfer control, in our opinion, the Board should have removed the pill and permitted unfettered purchases of Cortech Shares. In fact, Asset Value asked the Cortech Board to remove the pill so that Asset Value or any other potential investor could purchase more than 15% of the outstanding Cortech Shares. Such a step might have induced another suitor or enabled the Company to secure better terms in the Merger by increasing the market value of Cortech Shares. Instead, we believe the Board has used the pill to insulate the Company from any suitors other than BioStar in a Merger which we believe serves management's interests rather than the maximization of stockholder values.

         "WHO CARES WHAT OWNERS THINK? Who owns American companies? The management, of course. Shareholders are tolerated, but managers rule.(4)"



-----------------
     (4) Market Watch, New York Times, 3/8/98, Floyd Norris. This quote has been made without the permission of the New York Times or Mr. Norris.

     Not once has a director or officer of Cortech sought the advice or opinion of Asset Value, Cortech's largest stockholder, about the Merger. Not once did a Cortech director or officer seek the cooperation of Asset Value to avoid, what in our view, is the senseless costs of this ill-fated merger proposal even after Asset Value expressed its opposition in a letter to Mr. Lynn.

     There  can  be  no  justification  for  the  expenditure  of  approximately
$3,000,000 (20% of Cortech's net worth) on what we believe is a self-serving merger, without consulting Asset Value, who, in our view, represents the position of the public stockholders. Unfortunately, no matter what the outcome, we the stockholders will pay the costs of what we consider the sheer arrogance of Cortech's management and directors.


              THIS BOARD ACTS LIKE THEIR VOICE IS THE ONLY CHOICE.

     But we stockholders can demonstrate that they are wrong. We urge you to join us in voting against the Merger and for the removal of the poison pill.


                                   PROPOSAL 3

                             THE REVERSE STOCK SPLIT

     Asset Value favors the Reverse Stock Split because it may enable Cortech to retain its NASDAQ listing. In fact, Asset Value believes that Cortech's Board was negligent in not taking this step sooner.


                              VOTE NO TO THE MERGER


                       VOTE YES TO REMOVE THE POISON PILL


                       VOTE YES TO THE REVERSE STOCK SPLIT

                       REQUIRED VOTE AND MANNER OF VOTING
                       ----------------------------------

     If more than a majority of Cortech Shares present by proxy or in person vote against the Merger and in favor of amending the By-laws to eliminate the Poison Pill, the Merger will be rejected and the Poison Pill will be eliminated. If more than a majority of outstanding Cortech Shares vote for the Reverse Stock Split, this proposal will be approved. Valid proxies will be voted as instructed therein, but absent instructions on the white proxy card, will be voted AGAINST the Merger and FOR the removal of Poison Pill and FOR the Reverse Stock Split and in the discretion of the proxies on any other matter that comes before the Meeting which was not known a reasonable time before the Meeting. Abstentions and broker non-votes (where a nominee holding shares for a beneficial owner has not received voting instructions from the beneficial owner on a particular matter and the nominee does not vote the shares) will be counted in the determination of a quorum but will not be counted for or against any proposal. We urge you to sign, date and return the white proxy card in the enclosed envelope. No postage is required if mailed in the United States.


                              SHARES IN STREET NAME

     If you hold your Cortech Shares in the name of a brokerage firm or bank, your broker or banker cannot vote the Shares until the broker or banker receives specific instructions from you. Please contact the party at the brokerage firm or bank responsible for your account to make sure that a proxy is executed for your Cortech Shares on the white proxy card.


                              REVOCATION OF PROXIES

     If you have executed management's **** proxy card before receiving this Proxy Statement, you have every right to change your vote by signing, dating and returning the enclosed white proxy card in the postage-paid envelope provided. Only your latest dated proxy will count at the Meeting. Any proxy, including the proxy solicited hereby, may be revoked at any time before it is voted by (i) submitting a duly executed proxy bearing a later date to the Secretary of the Company or to Asset Value, (ii) filing with the Secretary of the Company a written revocation or (iii) attending and voting at the Meeting in person.

                              SOLICITATION EXPENSE

     Asset Value, Mark W. Jaindl and Frederick J. Jaindl (see Schedule 1) will bear the cost of preparing, assembling and mailing the enclosed form of proxy, this proxy statement and other material which may be sent to stockholders in connection with this solicitation. Officers and regular employees of Asset Value or its affiliates may solicit proxies by mail, telephone, telegraph and personal interview, for which no additional compensation will be paid. In addition, Asset Value has retained Beacon Hill Partners, Inc. to solicit proxies on its behalf. It is anticipated that the cost to Asset Value in connection with this solicitation will be approximately $50,000, including approximately $15,000 payable to Beacon Hill Partners, Inc.


                                         Very truly yours,



                                         /s/ Paul O. Koether
                                         --------------------------
                                         Paul O. Koether
                                         Asset Value Fund Limited Partnership

                                    IMPORTANT

     If your shares are held in "Street Name" only your bank or broker can vote your shares, and only upon receipt of your specific instructions. Please contact the person responsible for your account and instruct them to execute a white proxy card as soon as possible.

     If you have any questions or need further assistance in voting, please call John W. Galuchie, Jr., of Asset Value Fund Limited Partnership collect at (908) 234-1881, or our proxy solicitor:


                           BEACON HILL PARTNERS, INC.
                                 90 BROAD STREET
                            NEW YORK, NEW YORK 10004
                                 (800) 253-3814

                                                                  SCHEDULE 1



              ADDITIONAL INFORMATION ABOUT ASSET VALUE FUND LIMITED
               PARTNERSHIP, MARK W. JAINDL AND FREDERICK J. JAINDL


     Asset Value Fund Limited Partnership ("Asset Value") is engaged in investing in securities. The sole general partner of Asset Value is Asset Value Management, Inc. ("Asset Value Management"). Asset Value Management is a wholly-owned subsidiary of Kent Financial Services, Inc. ("Kent"), whose principal business is the operation of T.R. Winston & Company, Inc. ("TRW"), its wholly-owned subsidiary. TRW is a securities broker-dealer registered with the National Association of Securities Dealers, Inc. Asset Value, Asset Value Management, Kent and TRW maintain offices at 376 Main Street, Bedminster, New Jersey 07921.

     Mark W. Jaindl ("Mark Jaindl") is the President and Chief Executive Officer of the American Bank of the Lehigh Valley, a commercial bank whose principal business address is 4029 West Tilghman Street, Allentown, PA 18104 ("American Bank"). Mark Jaindl is a director of Pure World, Inc., which may be an affiliate of Asset Value by virtue of the common stock ownership of Kent and Pure World, Inc. by Paul O. Koether. Frederick J. Jaindl ("Fred Jaindl") is the sole proprietor of Jaindl Farms (turkey farming), whose principal business address is 3150 Coffeetown Road, Orefield, PA 18069. Fred Jaindl is Chairman of American Bank. Mark and Fred Jaindl are the principal stockholders of American Bank. Mark Jaindl is the son of Fred Jaindl.

     As of March 23, 1998 Asset Value holds 2,000,000 Cortech Shares or approximately 10.80% of the total Cortech Shares outstanding. Mark Jaindl holds 250,000 Cortech Shares, or approximately 1.35% and Fred Jaindl holds 520,000 Cortech Shares or approximately 2.80%. Asset Value, Mark Jaindl and Fred Jaindl disclaim the beneficial ownership of each other's Cortech Shares. Purchases and sales of Cortech Shares by Asset Value, Mark Jaindl and Fred Jaindl are listed on Schedule 2.

     During the past ten years, none of Asset Value, Mark Jaindl, Fred Jaindl, Asset Value Management, Kent, TRW, or the Directors and Executive Officers of Kent has been convicted in a criminal proceeding.


                            DIRECTORS AND EXECUTIVE OFFICERS
                            OF KENT FINANCIAL SERVICES, INC.

                                                                 Percent of Direct or
                                                                  Indirect Ownership
 Name and Address                 Position and Office          of Voting Securities of
of Beneficial Owner               Currently Held            Kent Financial Services, Inc.
-------------------               -------------------       -----------------------------
Paul O. Koether                   Chairman, Director                 44.90%
 211 Pennbrook Road                and President
 Far Hills, NJ 07931

John W. Galuchie, Jr.             Vice President and
  376 Main Street                  Treasurer                          2.32%
 Bedminster, NJ 07921

Mark Koscinski                    Vice President                         *
  376 Main Street
  Bedminster, NJ 07921

M. Michael Witte                  Director                            1.15%
 1120 Granville Avenue
 Suite 102
 Los Angeles, CA 90049

Casey K. Tjang                    Director                               *
 56 Hall Drive
 Clark, NJ 07066

Mathew E. Hoffman                 Director                               *
 62 Rosehill Avenue
 New Rochelle, NY 10804
_________________________________________
*Less than 1 percent





                                                                      SCHEDULE 2


                               PURCHASES AND SALES OF CORTECH SHARES

ASSET VALUE<F1>

Dates purchased     Number of shares purchased     Price per share<F2>         Total
---------------     --------------------------     ------------------     -------------
07/25/97                     20,000                   $ .61375            $   12,275.00
07/31/97                      6,700                     .625                   4,321.50
08/06/97                      9,100                     .6875                  6,256.25
08/07/97                      2,600                     .6875                  1,787.50
08/08/97                      3,100                     .6875                  2,131.25
08/12/97                    458,500                     .6875                315,218.75
08/15/97                      5,100                     .6875                  3,506.25
08/18/97                      5,200                     .6689                  3,478.28
08/19/97                      3,200                     .65625                 2,100.00
08/20/97                      9,000                     .65625                 5,906.25
08/21/97                      8,500                     .6875                  5,843.75
08/27/97                    146,800                     .6875                103,861.00
09/08/97                     22,000                     .6875                 15,125.00
09/11/97                     20,000                     .703125               14,062.50
09/15/97                     26,000                     .703125               18,281.25
09/16/97                      7,700                     .703125                5,414.06
09/17/97                      4,000                     .703125                2,812.50
09/24/97                     31,425                     .703125               22,095.70
09/30/97                     89,600                     .703125               63,000.00
10/01/97                     56,000                     .703125               39,375.00
10/02/97                      1,475                     .703125                1,037.11
10/06/97                     25,000                     .6875                 17,187.50
10/07/97                      2,000                     .6875                  1,375.00
10/07/97                      6,500                     .71875                 4,671.88
10/07/97                    336,000                     .703125              236,250.00
10/08/97                  1,556,757                     .65                1,011,892.05
10/08/97                      5,000                     .75                    3,750.00
10/08/97                     20,000                     .71875                14,375.00
10/09/97                      2,000                     .71875                 1,437.50
10/09/97                      5,000                     .765625                3,828.13
10/09/97                     18,500                     .75                   13,875.00
10/10/97                      4,500                     .78125                 3,515.63
10/14/97                      1,000                     .78125                   781.25
10/14/97                      6,000                     .8125                  4,875.00
10/28/97                     15,000                     .6875                 10,312.50
10/30/97                     13,000                     .6875                  8,937.50
10/30/97                     12,000                     .65625                 7,875.00
11/03/97                      3,700                     .6875                  2,543.75
11/04/97                      4,900                     .65625                 3,215.63
11/05/97                     12,000                     .6875                  8,250.00
11/05/97                      2,500                     .65625                 1,640.63
11/07/97                     11,300                     .65625                 7,415.63
11/10/97                     58,343                     .65625                38,287.59
11/11/97                     10,500                     .65625                 6,890.63


                                                         (table continued on next page)



(table continued from previous page)


Dates purchased     Number of shares purchased     Price per share<F2>         Total
---------------     --------------------------     ------------------     -------------
11/14/97                      4,000                     .65625                 2,625.00
11/14/97                      8,500                     .6875                  5,843.75
11/17/97                      9,700                     .65625                 6,365.63
11/18/97                     11,300                     .65625                 7,415.63
11/24/97                      5,000                     .640625                3,203.13
                          ---------                                       -------------
                          3,106,000                                       $2,086,524.84
                          ---------                                       -------------



Dates sold          Number of shares sold          Price per share<F2>         Total
----------          ---------------------          ------------------     -------------
08/13/97                      3,000                   $ .6875             $    2,062.43
08/29/97                      3,000                     .71875                 2,156.17
09/17/97                      2,000                     .71875                 1,437.45
09/30/97                      3,000                     .71875                 2,156.17
10/07/97                    325,000                     .65                  211,242.95
02/10/98                    770,000                     .6705                516,285.00
                          ---------                                       -------------
                          1,106,000                                          735,340.17<F3>
                          ---------                                       -------------
                          2,000,000                                       $1,319,425.00
                          =========                                       =============



MARK W. JAINDL
--------------

Dates purchased     Number of shares purchased     Price per share<F2>         Total
---------------     --------------------------     ------------------     -------------
02/10/98                    250,000                     .6705             $  167,625.00
                         ==========                                       =============





FREDERICK J. JAINDL
-------------------

Dates purchased     Number of shares purchased     Price per share<F2>         Total
---------------     --------------------------     ------------------     -------------
02/10/98                    520,000                     .6705             $  348,660.00
                         ==========                                       =============






<F1>    Excludes  the  purchase for an aggregate amount of $11,251.52 on October
8, 1997 of warrants to purchase 562,576 shares of Cortech stock, which were contributed back to the capital of Cortech on October 18, 1997. No shares were purchased with or are being held with borrowed funds.

<F2>    Price excludes brokerage commissions, if any.

<F3>    Reflects loss on sale of $31,759.67.




PRELIMINARY PROXY CARD

                                  Cortech, Inc.
                   Special Meeting To Be Held On [date], 1998

                     This Proxy Is Being Solicited On Behalf
             Of Asset Value Fund Limited Partnership ("Asset Value")

     The undersigned hereby appoints Paul O. Koether, Mark W. Jaindl and John W. Galuchie, Jr. or either of them, the undersigned's proxies, each with full power of substitution, to vote all Shares of Common Stock of Cortech, Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the Special Meeting of Stockholders of the Company to be held on [date], 1998 at **A.M. at ************************************** (the "Meeting") and at any
adjournments or postponements thereof and, without limiting the generality of the power hereby conferred, the proxy nominees named above and each of them are specifically directed to vote as indicated below.

     WHERE A CHOICE IS INDICATED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO CHOICE IS INDICATED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AGAINST THE MERGER, FOR THE PROPOSAL TO REMOVE THE POISON PILL AND FOR THE PROPOSAL TO APPROVE THE REVERSE STOCK SPLIT.

     If there are amendments or variations to the matters proposed at the Meeting or at any adjournments or postponements thereof, or if any other business properly comes before the Meeting, this proxy confers discretionary authority on the proxy nominees named herein and each of them to vote on such amendments, variations or other business.

ASSET VALUE RECOMMENDS A VOTE AGAINST THE MERGER
1.   To approve the merger of Cortech, Inc. and BioStar, Inc.

           _____FOR              _____AGAINST              _____ABSTAIN

ASSET VALUE RECOMMENDS A VOTE FOR THE REMOVAL OF THE POISON PILL
2.    To amend the Company's By-laws to remove the poison pill.

           _____FOR              _____AGAINST              _____ABSTAIN

ASSET VALUE RECOMMENDS A VOTE FOR THE REVERSE STOCK SPLIT
3. To approve the Reverse Stock Split by amending the Certificate of Incorporation.

           _____FOR              _____AGAINST              _____ABSTAIN

4. In their discretion, on such other matters as may properly come before the special meeting or any postponements or adjournments thereof.

     The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement for the _________________, 1998 meeting.


                                Dated: _________________________________, 1998

                                ______________________________________________
                                Signature of Stockholder



                                ______________________________________________
                                Signature of Stockholder if Shares held in more than one name (Please sign exactly as name or names appear hereon. Full title of one signing in representative capacity should be clearly designated after signature. If a corporation, please sign in full corporate name by President or other authorized officer(s). If a partner-ship, please sign in partnership name by authorized person. If stock is in the name of two or more persons, each should sign. Joint owners should each sign. Names of all joint holders should be written even if signed by only one.)


  ASSET VALUE RECOMMENDS A VOTE AGAINST PROPOSAL 1 AND FOR PROPOSALS 2 AND 3.


  PLEASE PROMPTLY COMPLETE, DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.